Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated July 12, 2006 relating to the financial statements and financial highlights which appear in the May 31, 2006 Annual Reports to Shareholders of the T. Rowe Price Personal Strategy Balanced Fund, T. Rowe Price Personal Strategy Growth Fund, and T. Rowe Price Personal Strategy Income Fund (comprising T. Rowe Price Personal Strategy Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 26, 2006